EXECUTION VERSION

EMPLOYMENT AGREEMENT
THIS AGREEMENT (the “Agreement”) is dated as of the 5th day of August, 2014 by and between Team Health, Inc., a Tennessee corporation (the “Company”), and Miles Snowden, MD (“Employee”).
WITNESSETH:

WHEREAS, the Company desires to employ Employee pursuant to the terms of this Agreement; and

WHEREAS, Employee desires to be so employed pursuant to the terms of this Agreement.
NOW THEREFORE, based upon these premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree upon the terms and conditions of Employee’s employment with the Company that are set forth herein,
1.    Effectiveness/Employment and Term.
1.1    This Agreement constitutes a binding obligation of the parties as of the date hereof; provided that notwithstanding any other provision of this Agreement, the operative provisions of this Agreement shall become effective as of September 15, 2014 (the “Effective Date”).
1.2    The Company agrees to employ Employee and Employee agrees to be employed by the Company pursuant to the terms of this Agreement, and for the term of this Agreement, as the Company’s Chief Medical Officer, reporting to the Company’s Chief Executive Officer (“Supervisor”) to perform the duties assigned to Employee by the Company. The term of this Agreement shall be for a period of three (3) years commencing with the Effective Date, subject to earlier termination pursuant to this Agreement. Thereafter, this Agreement shall automatically renew for successive one (1) year terms unless sooner terminated pursuant to Section 6 of this Agreement.
2.    Duties. Employee will perform all duties customarily incident to Employee’s position and such duties that are properly assigned to from time to time by the Company and/or Supervisor. Employee shall devote Employee’s entire business time, attention and effort to the affairs of the Company and shall use Employee’s reasonable best efforts to promote the interests and success of the Company, and shall cooperate fully with the Supervisor in the advancement of the best interests of the Company. Provided, however, Employee may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, or manage personal investments, provided that such activities do not individually or in the aggregate significantly interfere with, or are otherwise not inconsistent with, the performance of Employee’s duties under this Agreement. Nothing herein shall prevent Employee from engaging in certain passive investments so long as the same do not require Employee’s management efforts, are passive, are not inconsistent with Employee’s duties hereunder and are not prohibited by the restrictive covenants of Section 7.

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3.    Compensation.
3.1    Salary. Employee shall receive an annualized salary of Six Hundred Twenty-Five Thousand Dollars ($625,000.00) per year, payable biweekly. On an annual basis, the Company may review Employee’s total compensation and may, in its sole discretion, increase Employee’s salary from time to time without the necessity of further action to amend this Agreement. Employee’s base salary as in effect at any time is hereinafter referred to as the “Base Salary”.
3.2    Bonus. For each fiscal year of the Company, Employee will be eligible to earn a bonus payment based on performance, determined in accordance with Exhibit A (the “Bonus”). The Bonus, if any, shall be paid to Employee within two and one-half (2.5) months after the end of the applicable fiscal year, or at such time as similar bonuses are paid to other similarly situated employees of Company.
3.3.    Taxes and Other Applicable Deductions. From all compensation paid to Employee, the Company shall withhold all applicable sums for all state, federal and local taxes, and such other amounts as are necessary and applicable or agreed to by Employee.

3.4      Equity Interest Incentives. Employee shall be eligible to receive awards as a participant in the Team Health Holdings, Inc. Amended and Restated 2009 Stock Incentive Plan (the “Plan”), subject to the terms of the Plan and the approval and sole discretion of the Team Health Holdings, Inc. (“TMH”) board of directors (the “Board”) and, if applicable, subject to compliance with any Executive Stock Ownership Guidelines as approved by the Board.

3.5     Sign-On Equity. Subject to Board approval and action on the Effective
Date, Employee shall be entitled to receive TMH stock options equivalent in value to Two Hundred Thousand Dollars ($200,000.00) as of the Effective Date and TMH restricted share units equivalent in value to Two Hundred Thousand Dollars ($200,000.00) as of the Effective Date.
3.6    Sign-On Bonus. Employee shall be entitled to receive Two Hundred
Thousand Dollars ($200,000.00) as a one-time bonus payable within thirty (30) days of the Effective Date.
4.    Employee Benefits. In addition to Employee’s salary, Employee shall be entitled to all standard benefits normally provided by the Company to its similarly situated executive officers, which may be sponsored, developed or established by the Company from time to time in the sole discretion of the Company. Notwithstanding the above, Employee shall receive, at a minimum, the following benefits:
4.1.    Medical Coverage. The Company shall provide a standard medical benefit package, as offered to other employees of the Company, throughout the term of this Agreement.
4.2    Dental Coverage. The Company shall provide a standard dental benefit package, as offered to other employees of the Company, throughout the term of this Agreement.
4.3    Life Insurance. The Company will obtain and maintain a life insurance policy on the life of Employee in the face amount that is equivalent to two (2) times Employee’s Base

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Salary specified in Section 3.1, as adjusted from time to time; provided, that the amount of premiums paid by the Company is limited to insurance rates applicable to a healthy individual of like age. The Company agrees to pay all such premiums, if any, on the policy during the term of employment provided herein.
4.4    Personal Time Off. Employee is entitled to take the amount of fully compensated paid time off (PTO) per annum that is provided by the Company to other similarly situated executives.
4.5    Professional Fees/CME Stipend. The Company shall pay Employee Nine Thousand Dollars ($9,000.00) per annum to help defray Employee’s miscellaneous costs related to professional fees, maintaining professional relationships, and partaking in continuing medical education (CME).
4.6    Directors and Officers Insurance. The Company shall provide Employee with a standard directors and officers insurance policy, as provided by the Company to other directors and/or officers of the Company, its affiliates and subsidiaries.
4.7    Personal Financial Planning Assistance. Effective with the onset of this Agreement, the Company shall pay Employee Six Hundred Dollars ($600.00) per annum as a stipend to help defray costs for personal tax preparation and/or other personal and family financial planning costs.
4.8    Long-Term Disability Insurance Benefit. At a minimum, the Company shall acquire for Employee long-term disability insurance coverage throughout the term of this Agreement, for which protection to Employee shall apply after ninety (90) days of continuous disability with protection to age sixty-five (65) years and at sixty percent (60%) of Employee’s Base Salary, plus integration of benefits with government and certain other disability benefit programs (which may, inclusively, approximate sixty-five percent (65%) of Employee’s Base Salary).
4.9    Automobile Expense. The Company shall pay Employee Seven Hundred Fifty Dollars ($750.00) per month as an automobile allowance.
5.    Expenses.
5.1    Business Expenses. The Company will reimburse Employee, within sixty (60) days following submission by Employee to the Company of appropriate supporting documentation) for Employee’s usual and customary business expenses incurred in the course of Employee’s employment in accordance with the Company’s applicable policies and procedures, including expenditure limits and substantiation requirements, in effect from time to time regarding reimbursement of expenses incurred by similar situated employees of the Company; provided claims for such reimbursement (accompanied by supporting documentation) are submitted to the Company within ninety (90) days following the date such claims are incurred.

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5.2    Relocation Expenses. In the event Employee relocates his residence in connection with this position, the Company will pay or reimburse to Employee the relocation expenses set forth in Exhibit “B” attached to this Agreement.
6.    Termination. Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall exclusively govern termination of this Agreement.
6.1    Mutual Agreement/Resignation without Good Reason/Death or Disability. Employee’s employment shall terminate upon the occurrence of either of the following events:
(a)    The Company and Employee shall mutually agree to termination in writing or Employee shall resign without Good Reason; provided that Employee shall be obligated to give the Company at least ninety (90) days advance written notice of any resignation without Good Reason. Except as otherwise provided in Section 6.6(a) (i), upon Employee’s termination of employment due to mutual agreement, or the resignation of employment by Employee without Good Reason (as defined herein), Company will pay to Employee the amount of any unpaid Base Salary owed through the date of termination, and shall reimburse Employee for any unreimbursed expenses pursuant to Section 5 for expenses incurred in the performance of Employee’s duties hereunder prior to termination.
(b)    The death of Employee or termination by the Company due to Employee’s Disability. Disability for purposes of this Agreement shall be the inability of Employee to materially perform Employee’s duties hereunder due to a physical or mental condition for a period of ninety (90) consecutive days, as reasonably determined by the Board in good faith. Upon Employee’s termination of employment for death or disability, Company will pay to Employee the amount of any unpaid Base Salary owed through the date of termination, and shall reimburse Employee for any unreimbursed expenses pursuant to Section 5 for expenses incurred in the performance of Employee’s duties hereunder prior to termination.
6.2    Termination for Cause. Employee’s employment may be terminated by the Company for “Cause” upon the occurrence of any of the following events:
(a)    Employee’s conviction of or the entering of a guilty plea or plea of no contest with respect to a felony, the equivalent thereof, or any other crime involving fraud, dishonesty or moral turpitude which in the reasonable judgment of the Company is materially detrimental to the Company or materially affects Employee's ability to perform Employee’s duties pursuant to this Agreement;
(b)    Employee’s intentional neglect of or material inattention to Employee’s duties, which neglect or inattention remains uncorrected for more than ten (10) days following written notice from the Company detailing such neglect or inattention;
(c) Employee commits an intentional and material act (i) to defraud the Company or its affiliates, or (ii) of embezzlement or dishonesty against the Company or its affiliates; or

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(d)    Employee willfully impedes or endeavors to influence, obstruct or impede or fails to materially cooperate with an investigation authorized by the Company, a self-regulatory organization or a governmental department or agency; or

Upon the Company’s termination of employment for Cause or upon termination of employment due to death or disability, Company will pay to Employee the amount of any unpaid Base Salary owed through the date of termination, and shall reimburse Employee for any unreimbursed expenses pursuant to Section 5 for expenses incurred in the performance of Employee’s duties hereunder prior to termination, and Company will have no other liability to Employee hereunder. Such termination shall be without prejudice to any other remedy to which the Company may be entitled, either by law, or in equity, or under the terms of this Agreement.
6.3    Termination Without Cause. The Company may terminate the Employee’s employment without Cause immediately at any time upon written notice to Employee. In the event that the Company terminates Employee’s employment without Cause, Company will pay to Employee the amount of any unpaid Base Salary owed through the date of termination, and shall reimburse Employee for any un-reimbursed expenses pursuant to Section 5 for expenses incurred in the performance of Employee’s duties hereunder prior to termination. In addition, Employee shall be entitled to the severance compensation and rights described in Section 6.5(a).
6.4    Termination for Good Reason. Employee may voluntarily resign Employee’s employment for “Good Reason” upon the occurrence of any of the following:
(a)    The assignment to Employee of duties that represent a substantial adverse alteration in the nature or status of Employee’s responsibilities.
(b)    Any reduction in Employee’s annual Base Salary (other than across the board reduction of similarly situated employees of the Company).
(c)    Employee’s required relocation to a place of business more than fifty (50) miles away from the Company’s current corporate headquarters.
(d)    Any material breach by the Company of this Agreement or any other agreement with, or obligation to or for the benefit of, Employee, including but not limited to any stock option or stock incentive plan, in each case that is adverse to Employee.
Notwithstanding the foregoing, no event shall constitute Good Reason unless and until Employee shall have notified the Company in writing describing the event which constitutes Good Reason and then only if the Company shall fail to cure such event within thirty (30) days following its receipt of such written notice; provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or Employee’s knowledge thereof, unless Employee has given the Company written notice thereof prior to such date.
Upon Employee’s termination of employment for Good Reason, Company will pay to Employee the amount of any unpaid Base Salary owed through the date of termination, and shall reimburse Employee for any un-reimbursed expenses pursuant to Section 5 for expenses incurred in the

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performance of Employee’s duties hereunder prior to termination. In addition, Employee shall be entitled to the severance compensation and rights described in Section 6.5(a).
6.5    Severance Compensation and Other Obligations.
(a)    If Employee’s employment is terminated by the Company without Cause, by Employee for Good Reason, or by the Company for any reason (other than death or disability) within one year after a Sale of the Company (as hereinafter defined), then, subject to Employee’s continued compliance with the provisions of Section 7 and 8 of this Agreement, and provided Employee has signed a standard release of claims in favor of the Company and its Related Companies, the Company shall provide to Employee the following:
(i)    Employee will receive an amount equal to one (1) times Employee’s Base Salary, payable in bi-weekly installments, beginning on the date of termination.
(ii)    Employee will receive an amount equal to one (1) times the average annual Bonuses paid to Employee pursuant to Section 3.2 of this Agreement for the two most recently completed Performance Periods (as defined in Exhibit A), payable in bi-weekly installments, beginning on the date of termination.

(iii)    In order to reimburse Employee for Employee’s expenses associated with continued medical benefits coverage, payment to Employee of an aggregate amount equal to twelve (12) months of premiums for Company group medical benefits available to Employee and Employee’s family that were in force for Employee and Employee’s family immediately prior to termination. The amount of such premiums shall be equal to the monthly premium set for those medical benefits pursuant to the continuation of medical coverage under section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and sections 601 through 608, inclusive, of ERISA (collectively, “COBRA”) at the time of Employee’s termination. These payments shall be made by Company to Employee regardless of the COBRA continuation coverage actually in effect or the premiums actually paid for such coverage, and shall be payable in bi-weekly installments, beginning on the date of termination. Employee understands and acknowledges that the payments specified by this Section 6.5(a)(iii) shall be made subject to all income, withholding and other employment taxes and Employee is solely responsible for all income, employment and other taxes that may be imposed thereon.

6.6    Sale of the Company. A “Sale of the Company” means the occurrence of any of the following events: (i) any “Person” (as defined in Sections 13(d) and 14(d) of the Exchange Act (defined as the Securities and Exchange Act of 1934, as amended), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of “Securities” (defined as capital stock, limited partnership interests, limited liability company interests, beneficial interests, warrants, options, notes, bonds, debentures, and other securities, equity interests, ownership interests and similar obligations of every kind and nature of any Person) of the Company representing more than 50% of the combined voting power of the Company’s then

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outstanding voting Securities; or (ii) any sale of all or substantially all of the assets of the Company to any Person or such equity holder.

7.    Restricted Activities.
7.1    Preliminary Statement. Employee acknowledges that by virtue of Employee’s duties under this Agreement, Employee shall become aware of various sensitive and confidential information, and shall develop contacts and relationships which Employee otherwise would not have had access to or developed. Employee further acknowledges that such information and relationships would give Employee an unfair competitive advantage should Employee compete with the Company. Employee further acknowledges that the Company has certain subsidiaries and business divisions (collectively, the “Related Companies”) and that Employee may also become aware of certain confidential information relating to the Related Companies and will develop certain contacts and relationships with clients or customers of the Related Companies which would give Employee an unfair competitive advantage if Employee should compete with the Related Companies. Accordingly, Employee agrees that Employee shall not, directly or indirectly, whether alone or as a partner, officer, director, investor, employee, agent, member or shareholder of any other entity or corporation, without the prior written consent of the Company, violate any of the covenants (the “Covenants”) set forth in this Section 7. For purposes of this Agreement, the term “business division” shall mean any person or entity which controls, is controlled by, or is under common control with the Company or a Related Company.
7.2    Covenant Not to Divulge Confidential Information. During the term of Employee’s employment with the Company, whether pursuant to this Agreement or otherwise, and after termination of Employee’s employment with the Company, Employee shall not (i) use any Confidential Information of or concerning the Company or the Related Companies except for the Company’s benefit or (ii) disclose or divulge to any third party any Confidential Information relating to the Company or the Related Companies, except as otherwise required by law. “Confidential Information” shall mean information concerning the Company or any Related Company, whether written or oral, which Employee is or becomes aware of and which has not been publicly disclosed. Information shall not be deemed “publicly disclosed” if disclosed by Employee in violation of this Agreement or as a result of such information being disclosed to employees or agents of the Company or any Related Company.
7.3.    Covenant Not to Compete or Interfere with Business Relationships. During the term of Employee’s employment with the Company, whether pursuant to this Agreement or otherwise, for a period of two (2) years after termination of Employee’s employment with the Company Employee shall not engage in any activity competitive with or adverse to the Company or any Related Company described in this Section 7.3.
(a)    Employee shall not solicit or hire (for Employee or on behalf of a third party) any person who is then, or during the term of this Agreement was, an employee or contractor (including, without limitation, any contract physicians) of the Company or any Related Company. Contract physicians shall include those physicians with whom the Company or any

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Related Company then has a contract, or which have actively been recruited by the Company or any Related Company within one hundred eighty (180) days prior to termination of this Agreement.
(b)    Employee shall not induce or attempt to induce any person or entity doing business with the Company or any Related Company, to terminate such relationship, or engage in any other activity detrimental to any Related Company. Specifically, Employee shall not solicit, contract with, or become employed by, pursuant to contract or otherwise, (a) any then current hospital, healthcare system, or other healthcare facility client of the Company or any Related Company, (b) any hospital, healthcare system, or other healthcare facility client with which the Company or any Related Company previously did business during the one (1) year period immediately prior to termination of Employee’s employment with the Company, or (c) any prospective hospital, healthcare system, or other healthcare facility client of the Company or any Related Company which the Company or a Related Company was “actively seeking” to do business with within the one (1) year period immediately before termination of Employee’s employment with the Company. (For purposes of this Agreement, the Company or a Related Company will be deemed to have been “actively seeking” to do business with a prospective hospital, healthcare system, or other healthcare facility client if the Company or a Related Company did any of the following: (A) met with the administration of such prospective client, (B) submitted a response to a Request for Proposal (“RFP”) or other formal proposal from such prospective client, or (C) made any other written response to a request, solicitation, or initial discussion by or with such prospective client.).
(c)    Employee shall not be employed by nor have any financial relationship with any entity which directly or indirectly performs any competitive activity which Employee is individually prohibited from performing under the terms of this Agreement.
(d)    Notwithstanding the restrictions specified in this Section 7, nothing herein shall be construed to prohibit Employee from: (i) owning, solely as a passive investment, the securities of an entity which are publicly traded on a national or regional stock exchange or on the over-the-counter market or investing through a private equity fund in securities of an entity that is not publicly traded, provided that Employee (A) is not a controlling person or, or a member of a group which controls, such entity and (B) does not, directly or indirectly, own 5% or more of any class of securities of such entity; or (ii) owning, solely as a passive investment, the securities of an entity which are not publicly traded provided that such entity is not engaged in a principal business of providing emergency room services to hospitals.
Except as specifically provided herein, Employee is free to engage in any business activity, not otherwise prohibited by this Agreement, in any geographic location.
7.4    Construction. For purposes of this Section 7, the term “then” shall mean at the time of Employee’s engagement in the applicable conduct. The Covenants are essential elements of this Agreement, and but for Employee’s agreement to comply with the Covenants, the Company would not have entered into this Agreement. The Covenant shall be construed as independent of any other provisions in this Agreement. Except as provided in Section 7.6 below, the existence of any claim or cause of action of Employee against the Company or any Related Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of any

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of the Covenants. The period of time during which Employee is prohibited from engaging in the business practices described in the Covenants shall be extended by any length of time during which Employee is in breach of the Covenants. The Company and Employee agree that the Covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Company. However, if a court of competent jurisdiction determines that any portion of the Covenants, including without limitation, the specific time period, scope or geographical area, is unreasonable or against public policy, then such Covenants shall be considered divisible as to time, scope, and geographical area and the maximum time period, scope or geographical area which is determined to be reasonable and not against public policy shall be enforced.
7.5    Remedies. The parties agree that if Employee breaches any Covenant, the Company or the Related Companies, as applicable, will suffer irreparable damages and Employee will receive a benefit for which Employee had not paid. Employee agrees that (i) damages at law will be difficult to measure and an insufficient remedy to the Company or a Related Company in the event that Employee violates the terms of this Section 7 and (ii) the Company and the Related Companies shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of this Section 7 without the necessity of posting a bond or proving actual damages, which injunctive relief shall be in addition to any other rights or remedies available to the Company or the Related Companies. No remedy shall be exclusive of any other, and neither application for nor obtaining injunctive or other relief shall preclude any other remedy available, including money damages and reasonable attorneys’ fees. Employee agrees to pay the Company or the Related Companies all costs and expenses incurred by the Company or the Related Companies relating to the enforcement of the terms of this Section 7, including reasonable attorneys’ fees, both at trial and in appellate proceedings. Employee acknowledges and agrees that the Related Companies are intended beneficiaries of the Covenants and shall have the same rights and remedies as the Company to enforce the Covenants.
7.6    Limitation on Enforcement. In the event the Company materially breaches this Agreement by failing to meet a payment obligation hereunder (as defined below), and Employee is not in breach of this Agreement, then Employee shall no longer be bound by the Covenants. For purposes of this Agreement, “materially breaches this Agreement by failing to meet a payment obligation hereunder” shall mean (i) the Company has failed to meet a payment obligation hereunder (and likewise failed to cure such nonpayment within thirty (30) days following notice from Employee) and (ii) the Company did not have a good faith basis to not pay the disputed payment to Employee. If the Company has a good faith dispute regarding the amount owed to Employee, such dispute shall be submitted to arbitration pursuant to Section 20 herein. If a good faith dispute does exist regarding any payment obligation, the Company shall only be deemed to have materially breached this Agreement by failing to meet a payment obligation hereunder if, after the amount to be paid is determined by an arbitrator, the Company does not pay such amount awarded by the arbitrator within thirty (30) days after the arbitrator’s decision.
8.    Inventions and Intellectual Property. Employee acknowledges that all developments, including, without limitation, inventions, patentable or otherwise, discoveries, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, procedures,

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data, documentation, ideas and writings and applications thereof relating to the present or planned business of the Company or any Related Company that, alone or jointly with others, Employee may conceive, create, make, develop, reduce to practice or acquire during the term of this Agreement (collectively, the “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company, and Employee hereby assigns to the Company all of Employee’s right, title and interest in and to all such Developments. All related items, including, but not limited to, memoranda, notes, lists, charts, drawings, records, files, computer software, programs, source and programming narratives and other documentation (and all copies thereof) made or compiled by Employee, or made available to Employee, concerning the business or planned business of the Company or any Related Company shall be the property of the Company and shall be delivered to the Company promptly upon the termination of this Agreement. The provisions of this Section 8 shall survive the termination of this Agreement.
9.    Key Man Insurance. The Company shall have the option to purchase a key man disability and/or life insurance policy regarding Employee which names the Company or its designee as beneficiary. Employee agrees to cooperate with the Company in obtaining such policies including, without limitation, submitting to a reasonably requested medical examination.
10.    Death. If Employee dies before the date on which all amounts owing to the Employee hereunder are paid in full, the Company and Holdings, as the case may be, shall pay to Employee’s estate (or such other recipient as designated from time to time by Employee in writing) such remaining amounts when and as such amounts were otherwise payable to Employee. After receiving the payments provided under this Section 10, Employee and Employee’s estate shall have no further rights against the Company for compensation under this Agreement.
11.    Assignment and Binding Effect. Employee may not sell, assign, transfer, or otherwise convey any of Employee’s rights or delegate any of Employee’s duties under this Agreement without the prior written consent of the Company. Otherwise, this Agreement shall be binding upon and inure, to the benefit of the parties and their successors, assigns, heirs, representatives and beneficiaries.
12.    Entire Agreement and Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by both parties.
13.    Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.
14.    Governing Law and Venue and Limitations Period. Tennessee law shall govern the rights and obligations under this Agreement, without giving effect to any conflict of laws principles that would require application of the laws of any other jurisdiction. In the event litigation is necessary,

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such legal action shall be commenced only in a court, of competent jurisdiction in Knox County, Tennessee; litigation commenced other than in Knox County, Tennessee shall be subject to being dismissed, stayed or having venue transferred to Knox County at the option of the party not commencing said litigation. The parties further waive all objections and defenses to litigation being conducted in Knox County, Tennessee, based upon venue or under the doctrine of forum non conveniens. Legal proceedings for breach of this Agreement shall be commenced within twelve (12) months of any alleged breach or thereafter be barred.
15.    Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or first class mail, to the addresses below, or hand-delivered to the party to whom it is to be given. Any party may change such address by written notice to the other party. Any notice or other communication given by certified mail or first class mail shall be deemed given two (2) days after mailing thereof, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof.

If to the Company:	Team Health, Inc.
265 Brookview Centre Way
Suite 400
Knoxville, Tennessee 37919
Attention: General Counsel

With a copy to:	Team Health, Inc.
265 Brookview Centre Way
Suite 400
Knoxville, Tennessee 37919
Attention: Human Resources Vice President

If to Employee:    Miles Snowden, MD
Address on File with Human Resources

Notwithstanding anything herein to the contrary, if actual written notice is received, regardless, of the means of transmittal, such notice shall be deemed to be acceptable and effective as proper notice under this Section 15.
16.    Severability. Except as otherwise provided in Section 7.4, in the event that any provision in this Agreement shall be found by a court, arbitrator, referee or governmental authority of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be construed and enforced as if it had been narrowly drawn so as not to be invalid, illegal or unenforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be effected or impaired thereby, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.
17.    Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

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18.    Confidentiality. The parties acknowledge and agree that this Agreement and each of its provisions are and shall be treated strictly confidential. During the term of this Agreement and thereafter, Employee shall not disclose any terms or information pertaining to any provision of this Agreement to any person or entity without the prior written consent of the Company, with the exception of Employee’s tax, legal or accounting advisors for legitimate business purposes of Employee, or as otherwise required by law.
19.    Enforcement Costs. Subject to the provisions of Section 7.5 herein, if any legal action or other proceeding is brought, for the enforcement of any of the terms or conditions of this Agreement, or because of an alleged dispute, breach, or default, in connection with any of the provisions of this Agreement the prevailing party in such action shall be entitled to recover from the non-prevailing party the costs it incurred in such action including, but not limited to, reasonable attorneys’ fees (including costs and fees incurred on appeal), in addition to any other relief to which such party may be entitled.
20.    Survival. Termination of this Agreement shall not terminate any continuing obligation(s) of the parties under this Agreement, and the parties hereby agree that such obligation(s) shall survive termination, unless the context of the obligation(s) requires otherwise.
21.    Name or Ownership Change. This Agreement shall continue in full force and effect in the event of a change in the name or ownership of the Company.
22.    Compliance with other Agreements. Employee represents and warrants that the execution of this Agreement and Employee’s performance of Employee’s obligations hereunder will not conflict with, or result in a breach of any provision of, or result in the termination of, or constitute a default under, any agreement to which Employee is a party or by which Employee is or may be bound.
23.    No Rule of Construction. This Agreement shall be construed to be neither against nor in favor of any party hereto based upon any party’s role in drafting this Agreement, but rather in accordance with the fair meaning hereof.
24.    Indemnification.
24.1    General. The Company agrees that if Employee is made a party or is threatened to be made a party to any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Employee is or was a trustee, director, officer, member, shareholder, partner, employee or agent of the Company or any of its Related Companies or is or was serving at the request of the Company or any of its business divisions as a trustee, director, officer, member, shareholder, partner, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other entity, including without limitation, service with respect to employee benefit plans, whether or not the basis for such Proceeding is alleged action in an official capacity while serving as a trustee, director, officer, member, shareholder, partner, employee, agent or otherwise, Employee shall be indemnified and held harmless by the Company to the fullest extent authorized by law, as the same exists or may hereafter be amended, against all Expenses (as defined herein) incurred or suffered by Employee

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in connection therewith, and such indemnification shall continue as to Employee even if he has ceased to be a trustee, director, officer, member, shareholder, partner or agent of, or is no longer employed by, the Company or any of its Related Companies and shall inure to the benefit of Employee’s heirs, executors and administrators; provided, however, that except with respect to proceedings to enforce rights to indemnification under this Agreement, the Company shall indemnify Employee in connection with a Proceeding (or part thereof) initiated by Employee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Company. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of Expenses where the undertaking required pursuant to this Agreement, if any, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the Tennessee General Corporation Act for the Company to indemnify the claimant for the amount claimed but the burden of such defense shall be on the Company.
24.2    Expenses. As used in this Section 25, “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, costs, attorneys’ fees, accountants’ fees, disbursements and costs of attachment or similar bonds, costs of investigations, and any expenses of establishing a right to indemnification under this Agreement.
24.3    Enforcement. If a claim or request under this Section 24 is not paid by the Company, or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, Employee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and, if successful in whole or in part, Employee shall also be entitled to be paid the costs and expenses, including, without limitation, attorneys’ fees, or prosecuting such suit, together with prejudgment interest.
24.4    Partial Indemnification. If Employee is entitled to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Employee for the portion of such Expenses to which Employee is entitled.
24.5    Advances of Expenses. Expenses incurred by Employee in connection with any Proceeding shall be paid by the Company in advance upon Employee’s request that the Company pay such Expenses, but only in the event that Employee shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which Employee is not entitled to indemnification, and (ii) a statement of Employee’s good faith belief that the standard of conduct necessary for indemnification by the Company has been met.
24.6    Notice of Claim. Employee shall give the Company notice of any claim made against Employee for which indemnification will or could be sought under this Agreement. In addition, Employee shall give the Company such information and cooperation as it may reasonably require and as shall be within Employee’s power and at such times and places as are convenient for Employee.
24.7    Defense of Claim. With respect to any Proceeding (except any criminal or regulatory Proceeding) as to which Employee notifies the Company of the commencement thereof: (i) the Company will be entitled to participate in such Proceeding at its own expense; (ii) except as

EXECUTION VERSION

otherwise provided below, to the extent it so desires, the Company will be entitled to assume the defense thereof, with counsel satisfactory to Employee, which in the Company’s discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary thereof (Employee also shall have the right to employ Employee’s own counsel in such action, suit or Proceeding if Employee reasonably concludes that failure to do so would involve a conflict of interest between the Company and Employee, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.); and (iii) the Company shall not be liable to indemnify Employee under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent, such consent not to be unreasonably withheld. The Company shall not settle any action or claim in any manner that would impose any penalty that would not be paid directly or indirectly by the Company or result in any limitation on, or reporting requirements to third parties by, Employee without Employee’s prior written consent. Neither the Company nor Employee will unreasonably withhold or delay their respective consent to any proposed settlement. A party from which consent to settle is requested shall respond to such request no later than five (5) days, unless for good cause, but in no event less than thirty (30) days. A party’s response shall either consent or set forth in reasonable detail the basis on which consent is withheld. A party failing to timely respond as provided herein shall be deemed to have consented to such proposed settlement.
24.8    Non-Exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 24 shall not be exclusive of any right that Employee may have or hereafter may acquire under any statute or certificate of incorporation or bylaws of the Company or any subsidiary thereof, agreement, vote of shareholders or disinterested directors or trustees or otherwise.
25. Compliance With IRC 409A.
25.1    Application of Section 409A. To the extent of any compliance issues or ambiguous terms, this Agreement shall be construed in such a manner so as to comply with the requirements of Section 409A of the Code, and the rules set forth in this Section 25.1 shall apply with respect to any payments that may be subject to Section 409A of the Code notwithstanding any other provision of this Agreement.
25.2    Timing of Payments. Notwithstanding the applicable provisions of this Agreement regarding the timing of payments, any payment due hereunder which is contingent upon receipt of the Release described in Section 6.5 shall be made, if at all, in accordance with this Section 25.2, and only if Employee has delivered to the Company a properly executed Release for which all legally mandated revocation rights of the Employee have expired prior to the sixtieth (60th) day following the date of termination. Any such payment shall be made after receipt of such executed and irrevocable Release within such sixty (60) period, unless otherwise scheduled to be made after such period pursuant to the terms of this Agreement; provided, however, if the sixty (60) day period for such payments begins in one taxable year of Employee and ends in a second taxable year of Employee, any payments otherwise payable within such sixty (60) day period will be made in the second taxable year. Any payments due after such sixty (60) period shall be payable in accordance with their regularly scheduled payment date. All payments hereunder are subject to any required

EXECUTION VERSION

delay pursuant to Section 25.3, if applicable. If the Company does not receive a properly executed Release, for which all rights of revocation have lapsed, prior to the time specified in this Section 25.2, Employee shall forfeit all rights to any payments under Section 6.5 of this Agreement which are contingent on such Release.
25.3 Notwithstanding anything herein to the contrary, (i) if at the time of Employee’s termination of employment with the Company Employee is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following Employee’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Company shall consult with Employee in good faith regarding the implementation of the provisions of this Section 25; provided that neither the Company nor any of its employees or representatives shall have any liability to Employee with respect to thereto. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments and references herein to Employee’s termination of employment shall refer to Employee’s “separation from service” within the meaning of the default provisions of Treas. Reg. § 1.409A-1(h)..
26.    Effect of Termination. Any termination of the Employee’s employment with the Company shall automatically be deemed to be a simultaneous resignation of all other positions and titles the Employee holds with the Company, Holdings or any of their business divisions, whether as an officer, director, fiduciary, administrator or otherwise.

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EXECUTION VERSION

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
COMPANY:
TEAM HEALTH, INC.

By: /s/ Michael D. Snow
Its: President

EMPLOYEE:

/s/ Miles Snowden, M.D.
Miles Snowden, MD

Exhibit “A”

Management Incentive Plan

During each fiscal year of the Company (each a “Performance Period”), Employee shall be entitled to participate in an Annual Management Incentive Plan (the “Bonus Plan”) based upon the achievement of certain Team Health, Inc. (“Company”) and/or Division or other operating area financial and discretionary goals and objectives as determined by the Company’s Board of Directors (the “Board”) or designated Compensation Committee of the Board (“the Committee”), referred hereinafter as the “Administrator” of the Plan. At the beginning of each Performance Period (and generally within the first ninety (90) days of each fiscal year), the Financial Performance Component (as defined below) and Discretionary Component (as defined below) determined at the Administrator’s discretion, will be distributed to Employee and related participants under the Bonus Plan. The “Financial Performance Component” shall mean, for any Performance Period, EBITDA or other performance targets established by the Administrator. The “Discretionary Component” shall mean, for any Performance Period, the specific objectives defined by senior management of the Company and the Administrator and based upon the senior management’s assessment of the Company’s and Employee’s individual performance. Specific information to be provided to the Employee in regard to the operation of the Bonus Plan for the applicable Performance Period shall include, as applicable, the Financial Performance Component and the Discretionary Component established by the Administrator, including the quantitative earnings targets for the Company and, if applicable, for an operating area, qualitative performance measures, basis for measurement of performance against targets, and adjustments of eligible bonus pool for over or under performance against targets.

For purposes of the Bonus Plan, Employee’s Target Annual Bonus opportunity for each Performance Period will be equal to fifty percent (50%) of Employee’s base salary as of the end of each Performance Period of the Bonus Plan. The Target Annual Bonus amount paid to Employee hereunder, if any, shall be prorated based on the number of days the Employee worked during the Performance Period. Unless otherwise determined by the Administrator, or except as specifically provided in Section 6.5 (“Severance Compensation”) of this Employment Agreement, Employee shall not be entitled to the payment of any bonuses under the Bonus Plan with respect to a Performance Period in the event of the termination of Employee’s employment with the Company for any reason prior to the last day of the applicable Performance Period. Bonus payments, if earned, shall be paid to Employee no later than two and one-half (2.5) months following the Performance Period to which such bonus relates, or at such time as similar bonuses are paid to other similarly situated employees of Company.

For purposes of this Agreement, EBITDA shall mean the Company’s or the Division’s respective earnings before interest, taxes, depreciation and amortization, as calculated by the Company using its usual and customary accounting practices. The parties specifically acknowledge that the salary and benefits paid by the Company to Employee pursuant to this Agreement shall be deemed to be expenses when calculating the EBITDA.

Exhibit B – Relocation Assistance

•	Bonus of fifty thousand dollars ($50,000.00), grossed up for the payment of applicable taxes, for miscellaneous moving expenses payable when Employee purchases his residence in the city of relocation.

•	Immediately after the Effective Date, entitled to temporary, reasonable living expenses (temporary housing costs) in accordance with the Company’s expense reimbursement policies for up to 6 months.

•	Reimbursement for reasonable expenses incurred in up to three house hunting trips to the Knoxville area all in accordance with the Company’s expense reimbursement policies.

•	Packing, transportation and reasonable insurance thereon by a TeamHealth approved mover of household goods.

•	Reimbursement for the costs for up to 6 months of storage in the city of relocation of Employee’s household goods.

•	Reimbursement for reasonable realtor commissions and for customary and reasonable closing costs.